EyeTel Imaging

Kevin Quinn
Vice President, Business Development

October 19 2006

Ran Zeimer, Ph.D.
Wilmer Eye Institute
Woods 355/600 North Wolfe Street
Baltimore, MD 21287-9131

Dear Ran:

This letter is to formalize our recent agreement ("Agreement") to amend our current funding commitment to Johns Hopkins University ("JHU") and the Wilmer Eye Institute.

EyeTel Imaging Inc. ("EyeTel") is committed to significant research and development in the general areas of diabetic retinopathy, adult macular degeneration, glaucoma, and other areas mutually agreeable to JHU and EyeTel.

Commencing August 1, 2006, EyeTel will commit a total of three hundred fifty five thousand nine hundred dollars ($355,900) to JHU to be used as an unrestricted grant by the Ophthalmic Physics Laboratory of JHU ("OPL") for research supervised by you (the "Research") related to screening for eye disease. EyeTel agrees to remit to OPL the grant amounts in quarterly installments in accordance with the following table:

Time Period Covered by Grant	Grant Amount Payable
August 1, 2006 - October 31, 2006	$22,500
November 30, 2006 - January 31, 2007	22,500
February 1 2007 - April 30, 2007	30,000
May 1, 2007 - July 31, 2007	30,000
August 1 2007 - July 31, 2008	30,900 per quarter
August 1, 2008 - July 31, 2009	31,825 per quarter

The first installment will be paid upon EyeTel's receipt of your written acknowledgement and agreement to the arrangements described in this letter. Thereafter, installments will be made within thirty days of the end of each quarterly period.

EyeTel reserves the right to terminate the funding commitment described above by giving you at least eighteen (18) months' prior written notice. From and after the date of termination, EyeTel shall have no obligation under this letter to pay any further amounts, as research grants or otherwise, that would otherwise become due after such date under this letter.

This Agreement supersedes any and all other agreements either oral or written, between JHU and EyeTel regarding EyeTel's commitment to provide OPL an unrestricted grant for research related to screening for eye disease. Any modification of this Agreement will be effective only if it is in writing and signed by both parties.

EyeTel is excited about continuing to work closely with you and other OPL personnel conducting the Research. If this letter adequately summarizes your understanding of our proposed agreement please so acknowledge by signing where indicated below and returning this letter to me at your earliest convenience.

Headquarters:
EyeTel Imaging, Inc.
9130 Guilford Road
Columbia MD 21046-2581
tel (301) 483-6167
fax (301) 483-6168
www.eyetel-imaging.com

DigiScope®

October 19 2007
Ran Zeimer, Ph.D.

Kind regards,

[signature]

Kevin Quinn
Vice President, Business Development

Acknowledged and Agreed

By: [signature] ______________________

Name: ~~Ran Zeimer, Ph.D.~~ Peter J. McDonnell, MD
Director, Wilmer Ophthalmological Institute

Date: 12/11/06